EXHIBIT 19.1

PLANET 13 HOLDINGS INC.

TIMELY DISCLOSURE, CONFIDENTIALITY AND INSIDER TRADING POLICY

                                           Enacted June 11, 2018

Updated by the CG&N Committee & Board by resolution on December 10, 2021

TIMELY DISCLOSURE, CONFIDENTIALITY AND INSIDER TRADING POLICY INDEX

1.	PURPOSE AND SCOPE OF THIS POLICY.....1

2.	RESPONSIBILITY FOR THIS POLICY AND RELATED MATTERS.....2

3.	INDIVIDUALS WHO ARE AUTHORIZED TO SPEAK ON BEHALF OF THE CORPORATION.....3

4.	DISCLOSURE OF MATERIAL INFORMATION.....4

5.	ELECTRONIC COMMUNICATIONS, WEBSITES, SOCIAL MEDIA AND RECORDS RETENTION.....6

6.	CONFIDENTIALITY OF UNDISCLOSED MATERIAL INFORMATION.....8

7.	AVOIDING SELECTIVE DISCLOSURE.....10

8.	ANALYST CONFERENCE CALLS, REPORTS AND INDUSTRY CONFERENCES.....11

9.	FORWARD-LOOKING INFORMATION.....12

10.	BLACKOUTS, PRE-CLEARANCE PROCEDURES AND INSIDER TRADE REPORTING.....13

a)	Pre-announcement Trading Blackout.....13

(i)	Scheduled material announcements.....13

(ii)	Unscheduled material announcements.....13

b)	Post-announcement Trading Blackout.....14

(i)	Scheduled material announcements.....14
(ii)	Unscheduled material announcements.....14

1.	Purpose and Scope of this Policy

1.1	All capitalized terms shall have the same meaning as otherwise set forth herein

1.2

The purpose of the Timely Disclosure, Confidentiality and Insider Trading Policy (the "Policy") is to ensure that Planet 13 Holdings Inc. (the "Corporation" or "Planet 13") and all persons to whom the Policy applies meet their obligations under the provisions of securities laws and stock exchange rules by establishing a process for the timely, factual, and accurate disclosure of all Material Information, ensuring that all persons to whom the Policy applies understand their obligations to preserve the confidentiality of Undisclosed Material Information and ensuring that all appropriate parties who have Undisclosed Material Information are prohibited from Insider Trading and Tipping under applicable Canadian federal and provincial securities laws, applicable stock exchange rules and the Policy.

1.3	The Corporation must comply with rules regarding the timely disclosure of Material Information to the public determined by those authorities with oversight over the Corporation:

●	Canadian federal and provincial securities laws governing continuous disclosure, selective disclosure, confidentiality and insider trading;

●	"Policy 5: Timely Disclosure" of the Canadian Securities Exchange (the "CSE"), which expands the requirements of the Canadian federal and provincial securities laws; and

●	United States federal securities laws and the U.S. Securities and Exchange Commission (the “SEC”) (including, but not limited to, Regulation FD).

(collectively referred to as, the "Disclosure Rules").

1.4

The Policy covers disclosures in documents filed with the securities regulators and written statements made in the Corporation’s annual and quarterly reports, current reports on Form 8-K, news releases, letters and other materials mailed to prospective or existing shareholders, presentations by Directors, Officers, Employees or Consultants ("Personnel", as further defined in Schedule “C” attached hereto) and information contained on the Website(s) and other electronic communications ("Disclosures"). It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences, conference calls, and pre-recorded audio and/or video media. The Policy also extends to social media sites ("Social Media") including, but not limited to, Twitter, Facebook, YouTube, LinkedIn, Flickr, Instagram, and other similar Internet-based sites used for sharing information.

1.5

The main groups to which the Policy applies are set forth in Schedule "A" attached hereto. Each section of the Policy that imposes restrictions and obligations will describe which groups of persons are subject to that section. References in the Policy to "any person to whom the Policy applies" or similar references are intended to include persons in all of the groups described in Schedule "A" attached hereto.

2.  Responsibility for this Policy and Related Matters

2.1	The Corporate Governance and Nominating Committee of the Board of Directors ("Board") will have had input on the Policy and the selection of a disclosure committee (the "Disclosure Committee").

2.2	The Disclosure Committee is responsible for adopting and periodically recommending changes to the Policy, with changes to be approved by the Corporate Governance and Nominating Committee.

2.3

The Disclosure Committee currently consists of1 the Co-Chief Executive Officers ("co-CEOs"), and Chief Financial Officer ("CFO"). Where any member of the Board, the co-CEOs or CFO deem it prudent or necessary, the Disclosure Committee will consult with the Corporation’s General Counsel ("GC").

2.4	The Disclosure Committee is also responsible for:

●	monitoring the effectiveness of and compliance with the Policy;

●	educating any person to whom the Policy applies about disclosure issues and the Policy;

●	identifying individuals authorized to communicate with analysts, the media and investors;

●

monitoring the Corporation’s results, other developments involving or relating to the Corporation, market conditions, internal projections and external expectations, and when conditions arise that indicate a duty to disclose or a duty to update the financial markets determining whether disclosure shall be made;

●	reviewing and authorizing disclosure (including electronic, written, oral disclosure) in advance of its public release; and

●	monitoring the Corporation's website(s) and other online networks.

2.5	Any questions or concerns about this policy should be relayed to an appropriate member of the Disclosure Committee.

2.6

Personnel who become aware of any violations of this Policy are required to advise a member of the Disclosure Committee and a member of the Corporate Governance and Nominating Committee of the Board in accordance with the “Procedures for Receipt of Complaints and Submissions Relating to Ethical Conduct Bullying, Harassment and Accounting Matters”.

1 Each executive title refers to a member of the executive team performing a similar role and acting in a similar capacity as listed. The specific executive titles may change from time to time, with such changes having no impact on the composition of the Disclosure Committee.

3.  Individuals Who Are Authorized to Speak on Behalf of the Corporation

3.1

Only the individuals (each, a "Spokesperson") listed below are authorized to communicate with analysts, the media investors and transaction counterparties on behalf of the Corporation and only with respect to the areas noted opposite their respective positions with the Corporation. The list may be changed by the Disclosure Committee from time to time.

Position of Spokesperson	Area
Robert Groesbeck (Co-Chief Executive Officer, Chairman and a Director) and Larry Scheffler (Co-Chief Executive Officer and a Director)	All
Dennis Logan (CFO)	All topics but no media without prior approval.
Director / Manager, Investor Relations	Analysts, brokers, newsletter writers and investors; transaction counterparties; media and investor calls.
General Counsel	Communication relating to any legal matter with prior consultation with the co-CEOs and/or Chairman of the Board

3.2

With the approval of the co-CEOs, a Spokesperson may, from time to time, designate in writing, Personnel or any other person, to speak on behalf of the Corporation as back-up or to respond to specific inquiries.

3.3

Any person to whom the Policy applies who is approached by the media, an analyst, investor or any other member of the public to comment on the affairs of the Corporation, must refer all inquiries to the appropriate Spokesperson and must immediately notify any of these individuals that the approach was made.

4.  Disclosure of Material Information

4.1

Employees of Planet 13 may be called upon to provide information necessary to assure that our public reports are full, fair, accurate, timely and understandable. We expect all employees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to our public disclosure requirements. In addition, it is our policy that, if any employee becomes aware of a matter that may require disclosure as described in this Policy, that employee must report the matter to a member of the Disclosure Committee, or a "point person" designated as responsible for the gathering, assessment and possible reporting of the information or, if that employee does not feel comfortable raising the issue with a "point person," then to his or her direct supervisor (who then has the responsibility to report the matter to a "point person").

"Material Information" consists of both "material facts" and "material changes" relating to the business and affairs of the Corporation. Material Information also includes information required to be disclosed in current reports on Form 8-K filed with the SEC. A "material fact" means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Corporation or which would likely be considered important by a reasonable investor in deciding whether to buy, sell or hold such securities. A "material change" means a change in the business, operations or capital of the Corporation that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Corporation and includes a decision to implement such a change if such a decision is made by the Board or senior management who believe that confirmation of the decision by the Board is probable.

We generally must disclose any "material" information about the Corporation in periodic reports and current reports on Form 8-K to various securities commissions and stock exchanges. Sometimes, the disclosure requirement is immediate, so this type of information should be reported as quickly as possible.1

4.2

Any person to whom the Policy applies who becomes aware of information that has the possibility of being Material Information must immediately disclose that information to a member of the Disclosure Committee.

Generally, information is "material" if there is a substantial likelihood that a reasonable investor would attach importance to the information in determining whether to buy or sell Planet 13 securities.

4.3

Material Information is required to be disclosed immediately.[2] The Disclosure Committee, in consultation with the Board and others as appropriate, shall determine what is deemed to be Material Information (taking into account the nature of the information itself, the volatility of the Corporation's securities and prevailing market conditions) and the appropriate public disclosure.

1 In restricted circumstances, the disclosure rules applicable to Planet 13 allow for information to be kept confidential for a limited period of time if the early disclosure of material information would be unduly detrimental to the Corporation, subject to certain filing requirements.

2 Information required to be disclosed in current reports on Form 8-K are subject to specific deadlines (generally 4 business days), depending on the nature of the Material Information involved.

Disclosure must be corrected immediately if the Corporation subsequently learns that earlier disclosure by the Corporation contained a material error at the time it was given.

4.4

News releases should be reviewed and prepared in accordance with the Corporation’s standard procedures. News releases disclosing Material Information will be transmitted to the CSE prior to their release in compliance with applicable exchange rules and will be disseminated through an approved news wire service.

If the CSE is open for trading at the time of a proposed announcement disclosing Material Information, the Investment Industry Regulatory Organization of Canada ("IIROC") Market Surveillance must be advised, by e-mail and telephone in advance, of a news release, its contents and the proposed method of dissemination and must be supplied with a copy in advance of its release. Where an announcement disclosing Material Information is to be released after the CSE has closed, IIROC Market Surveillance staff should be advised before trading opens on the next trading day. Copies may be faxed, e-mailed or hand delivered to IIROC Market Surveillance.

4.5

The Board and/or the Audit Committee of the Corporation (the "Audit Committee") shall review, in advance of their public release by the Corporation, news releases containing financial information based on the Corporation's financial statements prior to the release of such statements.

4.6

Unwarranted Promotional Disclosure – The Corporation should refrain from promotional disclosure activity that exceeds that necessary to enable the public to make informed investment decisions. Such activity includes inappropriately worded news releases, public announcements not justified by actual developments in the Corporation’s affairs, exaggerated reports or predictions, flamboyant wording and other forms of overstated or overzealous disclosure activity that may mislead investors and cause unwarranted price movements and activity in the Corporation’s securities.

5.  Electronic Communications, Websites, Social Media and Records Retention

5.1

The Corporation maintains a corporate website at https://planet13lasvegas.com (the "Corporate Website"). Currently, all documents provided under timely disclosure requirements, as well as other investor relations information, are made publicly available on the Corporate Website. An e- mail link is provided on the Corporate Website for investors to communicate directly with a Spokesperson or his/her designee.

5.2	The Corporation has a Records Retention Policy attached hereto as Schedule “C”. All personnel agree and acknowledge to abide by the terms of the Records Retention Policy at all times.

5.3

The Corporation invites Investors to sign-up to receive news updates from the Corporation by providing contact information (e-mail address) in a pre-defined form on the Corporate Website. Use of the resultant e-mail contact list shall be limited to distribution of the Corporation’s news releases. Such news releases shall only be provided after having been disseminated through a newswire service. The Corporation’s communication with such subscribers shall at all times be in accordance with Canada’s Anti-Spam Legislation ("CASL"). No communications shall be made without the recipient’s consent, which consent has been made in accordance with CASL.

5.4

All information posted on the Corporate Website or Social Media maintained by the Corporation (if any)[3] must be factual, accurate, up to date and complete, as well as presented in a consistent manner. No Material Information may be posted on the Corporate Website that has not first been publicly disclosed in compliance with Disclosure Rules.

5.5

All financial data posted on the Corporate Website or Social Media maintained by the Corporation (if any), including text and audiovisual material, must indicate the currency of such material. The Corporation will maintain documentation of significant changes to Material Information posted, modified and/or removed from the Corporate Website. The minimum retention period for Material Information on the Corporate Website shall be two years.

5.6

News releases will be posted on the Corporate Website after the Corporation confirms it has been appropriately disseminated through a wire service. The “News Releases” page of the Websites shall include a notice that advises readers that the information posted was accurate at the time of posting but may be superseded by subsequent news releases.

5.7

News releases suitable for dissemination in both Canada and the United States may be shared via Social Media maintained by the Corporation (if any) after the Corporation confirms it has been appropriately disseminated through a wire service.

5.8

Hyperlinks to third party information shall be pre-approved by the Disclosure Committee and include a disclaimer on the Websites advising the reader that he/she is leaving the Websites and that the Corporation is not responsible for the content that the reader is redirected to. Such a disclaimer will be in the form of a “pop-up window”.

3 At date of this Policy, maintenance of a Social Media presence by the Corporation has not been approved. Should the Corporation receive approval from the Board to establish and maintain a Social Media presence, this policy will apply.

Notwithstanding the disclaimer, the Disclosure Committee shall review the content of the specific hyperlinked third-party website for compliance with the Policy and relevant securities laws.

5.9

The Corporation shall not post or link newsletters, analyst reports on the Corporation, media articles, including radio, television, and online news reports about the Corporation or the Corporation’s business or industry on the Websites or other forms of communication maintained or directly associated with the Corporation (collectively, "Third-Party Reports").

5.10

All documents filed on SEDAR or on the SEC’s EDGAR system, or otherwise required to be publicly available on the Websites under applicable Disclosure Rules, will be concurrently posted on the Corporate Website. The Corporate Website shall include all supplemental information provided to analysts, institutional investors and other market professionals, including without limitation, data books, fact sheets, slides of certain investor presentations and other materials distributed at analyst or industry presentations.

5.11

Except for Social Media maintained by the Corporation (if any), Personnel are prohibited from hosting, participating in discussions or posting any information relating to the Corporation or a subsidiary or trading in securities of the Corporation in internet chat rooms, or on newsgroups, Bulletin Boards or Social Media. Personnel are also prohibited from posting or linking photos or videos that include information, data or images of the Corporation’s projects, its affiliates’ projects, or co-workers, and will not ‘tag’ or identify co-workers in photos or use location-based sharing features.

6.  Confidentiality of Undisclosed Material Information

6.1

"Undisclosed Material Information" of the Corporation is Material Information about the Corporation that has not been "Generally Disclosed": that is, disseminated to the public by way of a news release and filed with the applicable regulatory authorities in Canada together with the passage of a reasonable amount of time (generally 24 hours, unless otherwise advised that the period is longer or shorter, depending on the circumstances) for the public to analyze the information.

6.2

Any person to whom the Policy applies and who has knowledge of Undisclosed Material Information must treat the Material Information as confidential until the Material Information has been Generally Disclosed.

6.3

Undisclosed Material Information shall not be disclosed to anyone except in the necessary course of business. If Undisclosed Material Information has been disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement. When in doubt, all persons to whom the Policy applies must consult with the co-CEOs or the CFO, and if deemed prudent and necessary, the GC to determine whether disclosure in a particular circumstance is in the necessary course of business. For greater certainty, disclosure to analysts, investors, other market professionals and members of the press and other media will not be considered to be in the necessary course of business. Tipping, which refers to the disclosure of Undisclosed Material Information to third parties outside the necessary course of business, is prohibited.

6.4	In order to prevent the misuse or inadvertent disclosure of Undisclosed Material Information, the procedures set forth below should be observed at all times:

●

documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary;

●	confidential matters should not be discussed in places where the discussion may be overheard, such as, but not limited to, elevators, restaurants, taxicabs or airplanes;

●	confidential matters should not be discussed with friends or relatives and discussions respecting investments in the Corporation should be avoided;

●	confidential documents and correspondence should not be read or displayed in public places and should not be discarded where others can retrieve them;

●	Personnel must ensure they maintain the confidentiality of information in their possession outside of the office as well as inside the office;

●

unnecessary copying of documents containing Undisclosed Material Information must be avoided and extra copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed if no longer required;

●

transmission of documents containing Undisclosed Material Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions such as a dedicated server;

●	access to confidential electronic data should be restricted through the use of passwords or through restriction of access to folders;

●

all proprietary information, including computer programs and other records, remain the property of the Corporation and may not be removed, disclosed, copied or otherwise used except in the normal course of employment; and

●	During the period before which Undisclosed Material Information is Generally Disclosed, market activity in the Corporation’s securities should be carefully monitored.

6.5

Personnel who, in the ordinary course of their involvement with the Corporation, have access to confidential information about other corporations or entities with which the Corporation is conducting business, should observe the same restrictions with respect to the information as they do with respect to Undisclosed Material Information about the Corporation itself.

6.6

In general, the Corporation shall not comment, affirmatively or negatively, on rumors. Spokespersons will respond consistently to those rumors, saying: “It is our policy not to comment on market rumors or speculation.”

6.7

The exception to this general rule is where a rumor has been publicly circulated which has not been substantiated by the Corporation and which is likely to have, or has had, an effect on the trading of the Corporation’s securities or would be likely to have a bearing on investment decisions in the Corporation’s securities. In such circumstances, such rumor may be publicly clarified or confirmed by the Corporation as promptly as possible. The Disclosure Committee will consider the matter and make a recommendation as to the nature and context of any response on behalf of the Corporation. The Corporation should consider discussing the issue directly with IIROC Market Surveillance to discuss the impact of rumors and whether a comment by the Corporation should be made publicly. If contacted, the Corporation will cooperate fully with IIROC Market Surveillance and divulge any information known with respect to the validity of any part of a rumor.

6.8

Where a rumor is correct in whole or in part, or where Material Information has inadvertently leaked, the Corporation should contact the IIROC Market Surveillance and discuss whether trading should be halted pending the issuance of a news release.

6.9

Whenever unusual market action takes place in the Corporation’s securities, the Corporation is expected to make inquiry to determine whether rumors or other conditions requiring corrective action exist, and if so, to take whatever action is appropriate. If, after this review, the unusual market action remains unexplained, it may be appropriate, further to consultation with the Board, for the Corporation to issue a “no news” news release (i.e., to announce that there has been no material development in its business and affairs not previously disclosed or, to its knowledge, any other reason to account for the unusual market action).

7.  Avoiding Selective Disclosure

7.1

Selective disclosure occurs when a Corporation discloses Material Information to one or more individuals or companies and not broadly to the investing public. Such disclosure can create opportunities for insider trading and also undermines retail investors,’ confidence in the marketplace as a level playing field. Selective disclosure to certain specified persons is prohibited, including:

●

Broker-dealers and persons associated with them, including investment analysts.

●	Investment advisers, certain institutional investment managers and their associated persons.
●	Investment companies, hedge funds, and affiliated persons.

7.2

Selective disclosure is also prohibited if made to any shareholder under circumstances in which it is reasonably foreseeable that the shareholder would purchase or sell the Corporation’s securities on the basis of the information.

7.3

When participating in shareholder meetings, news conferences, analyst conferences calls and private meetings with analysts, Spokespersons must only disclose information that either (1) is not Material Information or (2) is Material Information but has previously been Generally Disclosed. For greater certainty, acceptable topics of discussion include the Corporation’s business prospects (subject to the provisions of Section 9 of the Policy), the business environment, management’s philosophy and long-term strategy. Any selective disclosure of Undisclosed Material Information, including earnings guidance, is not permitted.

7.4

If Undisclosed Material Information was unintentionally disclosed, the participants must advise a member of the Disclosure Committee, who shall take immediate steps to ensure that the information is promptly Generally Disclosed as soon as possible, but not later than 24 hours, including contacting the CSE and requesting a halt in trading if the CSE deem a trading halt appropriate.

7.5	Pending the Undisclosed Material Information being Generally Disclosed, the Corporation must contact the parties to whom the Undisclosed Material Information was disclosed and inform them

(1) that the information is Undisclosed Material Information and (2) of their legal obligations with respect to the Material Information.

7.6

Securities laws also prohibit “tipping”. All Personnel must ensure that they do not divulge such non-public information to any unauthorized person, whether or not such person may trade on the information. If in doubt about the need to disclose, the matter should be discussed with the co- CEOs of the Corporation.

8.  Analyst Conference Calls, Reports and Industry Conferences

8.1

Analyst conference calls ("Analyst Call") will be held in an open manner, allowing any interested party to listen either by telephone or through Internet webcasting. The provisions of Section 7 of the Policy must be strictly adhered to.

8.2

Analyst Calls may be held for quarterly earnings and major corporate developments. If the Corporation intends to announce Material Information at an Analyst Call, the announcement must be preceded by a news release.

8.3

Advance notice of Analyst Calls will be provided by the issuance of a news release announcing the date and time of the conference call, the subject matter and the means of accessing the call and/or the webcast. Invitations may also be sent to analysts, institutional investors, members of the media and other interested parties.

8.4

A tape recording or transcript of the Analyst Call and/or an audio webcast will be made available following the conference call for a minimum of 30 days, for any person interested in listening to a replay. The audio webcast will be posted on the Website.

8.5

It is the Corporation’s policy to review, upon request, analysts’ draft research reports or models. In such cases, comments of Personnel should be limited to identifying factual information that has been Generally Disclosed and that may affect an analyst’s model, and to pointing out inaccuracies or omissions with reference to information that has been Generally Disclosed. Any comments must contain a disclaimer that the report was reviewed for factual accuracy only. No comfort or guidance shall be expressed on the analysts’ earnings models or earnings estimates, asset valuation methodology and no attempt shall be made to influence an analyst’s opinion or conclusion. Caution must be exercised to ensure that selective confirmation of factual information does not in itself communicate any guidance with respect to any Material Information which has not been Generally Disclosed.

9.  Forward-Looking Information

9.1

The Corporation may from time to time give earnings guidance or any other forward-looking information ("Forward-Looking Information") through voluntary disclosure by way of continuous disclosure documents in Canada or in reports filed with the SEC, speeches, conference calls, etc., provided that the guidelines described in Section 14.2 are observed.

9.2	If Forward-Looking Information is disclosed in writing:

●	the information, if deemed material, will be Generally Disclosed via news release, in accordance with the Policy;

●	the information will be clearly identified as forward-looking and shall be accompanied (if necessary, by link) by meaningful cautionary language (i.e., not boilerplate);

●	the factors and assumptions that were used to arrive at the Forward-Looking Information must be clearly described and must provide a reasonable basis for such statements;

●

the factors that could cause actual results to differ materially must be clearly stated, and should be presented with a reasonably possible range of outcomes, a sensitivity analysis or other qualitative analysis that will assist in assessing the related risks; and

●

the information will be accompanied by a statement that disclaims the Corporation's intention or obligation to update or revise the Forward-Looking Information, whether as a result of new information, future events or otherwise. Notwithstanding the disclaimer, should subsequent events prove past statements about current trends to be materially off target, the Corporation may choose to issue a news release explaining the reasons for the difference(s). In this case, the Corporation will update its earnings guidance (if any) on the anticipated impact on revenue and earnings or other key metrics.

9.3	If Forward-Looking Information is disclosed in an oral presentation or teleconference:

●	the information, if deemed material, will be Generally Disclosed in accordance with the Policy; and

●	the information will be clearly identified as forward-looking and a cautionary statement regarding such statements shall be made during the presentation or teleconference.

9.4

If the Corporation has issued a forecast or projection in connection with a document covered by National Instrument 51-102 Continuous Disclosure Obligations ("NI 51-102"), Part 4B, the Corporation will update that forecast or projection periodically, as required therein.

10.  Blackouts, Pre-Clearance Procedures and Insider Trade Reporting

10.1

"Insider Trading" – which refers to Persons in a Special Relationship with the Corporation purchasing or selling or otherwise monetizing Covered Securities (as defined in Schedule “A”) while in possession of Undisclosed Material Information - is prohibited. Moreover, Insiders (as defined in Schedule “A”) should refrain from trading, even after Material Information has been released to the press and other media, for a period sufficient to permit thorough public dissemination and evaluation of the information. Accordingly, Insiders are prohibited from Trading in Covered Securities until the start of the next business day following a complete full day of trading of the Covered Securities after the date of public disclosure of the Material Information.

10.2

Persons in a Special Relationship with the Corporation may not engage in short-term, speculative transactions involving the Covered Securities which are designed to profit from a decline the Corporation’s share price. This would include short sales (other than selling in advance of an option exercise where the options will be used to immediately cover the short position) and buying or selling put or call options. While the form that these transactions may take can be many and varied, they can all be recognized by one common characteristic: the trader will profit only if the price of the Corporation’s shares declines in the future. These transactions are effectively a “bet against the Corporation” and thus present a clear conflict of interest. Engaging in transactions which result in a gain only if the value of the Corporation’s shares goes down in the future is a violation of the Policy.

10.3

In order to avoid even the appearance of possible insider trading, the Corporation has established the following additional trading restrictions. As set forth below, a trading “blackout” prohibits trading: (i) before a scheduled material announcement is made; (ii) before an unscheduled material announcement is made; and (iii) for a specific period of time after a material announcement (scheduled or unscheduled) has been made (the "Blackout Period"). Management will consider pending transactions to determine when to prohibit trading. In some cases, the prohibition on trading may occur as soon as discussions about a transaction begin. During Blackout Periods, the Corporation must also avoid discussions with analysts, private briefings and interviews to the maximum extent reasonable. An appropriate response (not involving disclosure of material and/or non-public information) should be developed ahead of meetings that occur during a Blackout Period to handle questions about the information that is the subject of the blackout.

a)	Pre-announcement Trading Blackout

(i)	Scheduled material announcements

All Directors, Officers, Employees and Consultants are prohibited from trading from the date of each quarter end until one full business day after the release of financial statements relating thereto.

The co-CEOs will designate an individual who will disseminate an e-mail to all of the Directors, Officers, Employees and Consultants confirming the scheduled release date for financial statements, and the date preceding such scheduled release upon which date the Blackout Period will commence, and any amendments thereto.

(ii)	Unscheduled material announcements

The Corporation will impose a Blackout Period if there is a pending undisclosed material development on all Directors, Officers, Employees and Consultants where they are prohibited from trading. The Blackout Period will commence at the time that an individual designated by the co-CEOs disseminates an e-mail to all of the Directors, Officers, Employees and Consultants confirming same.

b)	Post-announcement Trading Blackout

The Corporation must allow the market time to absorb the information before directors, officers and employees can resume trading after the release of material information.

(i)	Scheduled material announcements

All Directors, Officers, Employees and Consultants are prohibited from trading for one clear trading day after the release of financial statements.

(ii)	Unscheduled material announcements

All Directors, Officers, Employees and Consultants are prohibited from trading until the earlier of:

●	one clear trading day after the announcement of the unscheduled material event is made; and

●	the dissemination of an e-mail from an individual designated by the co- CEOs, confirming that the information in question is no longer material.

10.4

All Directors and Officers must refrain from trading in securities of the Corporation, even during a period that is not a Blackout Period, without first obtaining pre-clearance from either a Co-Chief Executive Officer or the Chief Financial Officer of the Corporation. The Corporation may find it necessary, from time to time, to require compliance with the pre-clearance process from additional Employees or Consultants.

10.5

The Insider Trading restrictions described in the Policy, also apply to restrict trading by Personnel in securities of an issuer with which the Corporation has a material business relationship or with which it is proposing to enter into a material transaction or business combination.

10.6

An Insider of the Corporation is required to file an initial insider report within 10 days of becoming an Insider and subsequent insider reports within 5 days following any trade of securities of the Corporation. If an Insider of the Corporation does not own or have control over or direction over securities of the Corporation, or if ownership or direction or control over securities of the Corporation remains unchanged from the last report filed, a report is not required. Certain Insiders are also required to file with the SEC an initial statement of beneficial ownership of securities (Form 3) generally within 10 days after becoming an Insider and statements of changes in beneficial ownership of securities (Form 4) within two business days following transactions in the securities of the Corporation.

10.7

The Policy will be circulated, initially, to each (a) Director, Officer, Employee or Consultant, (b) Insider and (c) Person in a Special Relationship with the Corporation and, subsequently, whenever changes are made to the Policy.

10.8	Any violation of insider trading or Tipping laws or regulations may result in severe civil and/or criminal penalties in Canada and the United States.

10.9	Any violation of the terms of the Policy may result in disciplinary action by the Corporation up to and including termination.

Receipt and Acknowledgement

The undersigned hereby acknowledges having received and read a copy of the “Planet 13 Holdings Inc. Timely Disclosure, Confidentiality and Insider Trading Policy”, including all Appendices and Exhibits and agrees to comply with its terms. The undersigned understands that violation of insider trading or tipping laws or regulations may subject the undersigned to severe civil and/or criminal penalties in Canada and the United States, and that violation of the terms of the above-noted Policy may subject the undersigned to discipline by the Corporation up to and including termination.

Name:
Signature:
Date:

SCHEDULE "A"

Individuals and Entities to Whom the Policy Applies

"Directors, Officers, Employees or Consultants" means a director, an officer, an agent, an Employee or an independent contractor (who is engaged in an employee-like capacity) of the Corporation or a subsidiary of the Corporation.

"Insider" means:

(a)	every director, co-CEO, or CFO of the Corporation or of a Major Subsidiary of the Corporation;

(b)	any person or company responsible for a principal business unit, division or function of the Corporation;

(c)    any person or Corporation who beneficially owns, directly or indirectly, more than 10% of the voting securities of the Corporation or who exercises control or direction over more than 10% of the votes attached to the voting securities of the Corporation or a combination of both carrying more than 10% of the votes attached to the voting securities of the Corporation (a "10%

Shareholder"); or

(d)    every director or officer of a company that is itself a 10% Shareholder or a subsidiary of the Corporation.

"Major Subsidiary" means a subsidiary of the Corporation if:

(a)    the assets of the subsidiary, as included in the Corporation’s most recent annual audited or interim balance sheet or statement of financial position, are 30% or more of the consolidated assets of the Corporation reported on that balance sheet or statement of financial position, as applicable; or

(b)    the revenue of the subsidiary, as included in the Corporation’s most recent annual audited or interim income statement or statement of comprehensive income, is 30% or more of the consolidated revenue of the Corporation reported on that statement.

"Persons in a Special Relationship with the Corporation" means:

(a)	a person or company that is an Insider, Affiliate or Associate of,

i.	the Corporation,

ii.	a person or company that is proposing to make a take-over bid, as defined in the Part XX of the Securities Act (Ontario), for the securities of the Corporation, or

iii.

a person or company that is proposing to become a party to a reorganization, amalgamation, merger or arrangement or similar business combination with the Corporation or to acquire a substantial portion of its property;

(b)    a person or company that is engaging in or proposes to engage in any business or professional activity with or on behalf of the Corporation or with or on behalf of a person or company described in subclause (a)(ii) or (iii) above;

(c)    a person who is a Director, Officer or Employee of the Corporation or of a person or company described in subclause (a)(ii) or (iii) or clause (b) above (including, without limiting the generality of the foregoing, each Director, Officer, Employee or Consultant);

(d)    a person or company that learned of the Material Information with respect to the Corporation while the person or company was a person or company described in clause (a), (b) or (c); or

(e)    a person or company that learns of the Material Information with respect to the Corporation from any other person or company described in this definition, including a person or company described in this clause, and knows or ought reasonably to have known that the other person or company is a person or company in such a relationship.

"Senior Officer" means:

(a)    the chair or a vice-chair of the Board, the CEO (or the co-CEOs), the president, a (executive) vice-president, the secretary, the CFO, or a general manager of the Corporation or any other individual who perform such functions for an issuer similar to those normally performed by an individual occupying any such office; and

(b)	every individual who is designated as an officer under a by-law or similar authority,

Other Defined Terms

"Affiliate" An affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

"Associate" where used to indicate a relationship with any person or company, means, (1) any company of which such person or company beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of the company for the time being outstanding,

(2) any partner of that person or company, (3) any trust or estate in which such person or company has a substantial beneficial interest or as to which such person or company serves as director or in a similar capacity, (4) any relative of that person who resides in the same home as that person, (5) any person who resides in the same home as that person and to whom that person is married, or any person of the opposite sex or the same sex who resides in the same home as that person and with whom that person is living in a conjugal relationship outside marriage, or (6) any relative of a person mentioned in clause (5) who has the same home as that person.

"Blackout Period" means any time where a Director, Officer, Employee, Consultant or other Insider is restricted by the terms of the Policy or applicable securities law from trading in Covered Securities of Planet

13. The Corporation will use reasonable efforts to notify Directors, Officers, Employees, Consultants and other Insiders by e-mail when a general Blackout Period is in effect. However, it is the obligation of every Director, Officer, Employee, Consultant and other Insider to ensure, prior to effecting a trade, that a Blackout Period is not in effect or such person is not otherwise restricted from trading in Covered Securities of Planet 13. If a person is unsure whether a Blackout Period is in effect, he or she may contact the CFO.

"company" means any corporation, incorporated association, incorporated syndicate or other incorporated organization.

"Covered Securities" means any securities of Planet 13, including its common shares, warrants, trust units, restricted voting shares, restricted share units, preference shares, debentures, options or other securities exchangeable or exercisable into common shares, as well as exchange-traded options or other derivative securities that are not issued by Planet 13, but are based on securities of Planet 13.

"Employee" means a full-time, part-time, or contract employee of the Corporation or a subsidiary of the Corporation.

"person" means an individual partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative.

"subsidiary" means a company shall be deemed to be a subsidiary of another company if (1) it is controlled by, (a) that other company, or (b) that other and one or more companies each of which is controlled by that other company, or (c) two or more companies, each of which is controlled by that other company; or (2) it is a subsidiary of a company that is the other’s subsidiary.

For purposes of the definition of "subsidiary" set out above, a company shall be deemed to be controlled by another person or company or by two or more companies if, (1) voting securities of the first-mentioned company carrying more than 50% of the votes for the election of directors are held, otherwise than by way of security only, by or for the benefit of the other companies, and (2) the votes carried by such securities are entitled, if exercised, to elect a majority of the Board of the first-mentioned company.

"Trading Window" means the period of time between Blackout Periods where a Director, Officer, Employee, Consultant or other Insider is not restricted by the terms of the Policy, or applicable securities law from trading in Covered Securities of Planet 13, unless the Director, Officer, Employee, Consultant or other Insider is otherwise in possession of material, non-public information concerning Planet 13.

SCHEDULE "B"

Disclosures Controls and Procedures OVERVIEW

The Planet 13 Holdings Inc. (the "Corporation" or "Planet 13”), Code of Business Conduct and Ethics (the "Code") and the Timely Disclosure Confidentiality and Insider Trading Policy (the "Policy") stress the importance of accurate and timely disclosure in the Corporation’s reports and filings with the various securities commissions and stock exchanges where the Corporation must file reports. The basic principles in the Code and Policy provide that employees may be called upon to provide information necessary to assure that the Corporation’s public reports are complete, fair, accurate, timely and understandable and that the Corporation expects all employees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Corporation’s public disclosure requirements.

This document details the “disclosure controls and procedures” (the "Disclosure Controls") maintained by the Corporation for purposes of the Canadian securities authorities’ National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings, and National Policy 51-201 Disclosure Standards and under applicable U.S. securities laws.

The Disclosure Controls were designed to assist the principal executive and financial officers in the discharge of their responsibilities in making the certifications that must accompany filings of the Corporation’s quarterly and annual financial statements, as well as to the discharge their responsibilities related to providing accurate and complete information to security holders. They are intended to ensure that the Corporation maintains adequate procedures for gathering, analyzing and disclosing all information that is required to be disclosed in its various securities filings.

This schedule begins with the individual(s) within the Corporation with primary responsibility for that particular Disclosure Control. Successive sections of this document provide additional information regarding the various Disclosure Controls, including in certain cases supporting materials relevant to those Disclosure Controls. In addition, as described in Section 3 of this document, specified employees must report possible disclosure issues to the individual designated in these Disclosure Controls as responsible for gathering, assessing and possible reporting of the information at issue.

This document is divided into the following sections:

1.	Disclosure Committee
2.	Disclosure Guidelines

3.	Financial Disclosure Controls
4.	Internal Accounting Controls
5.	Internal Disclosure Certifications

6.	Outside Advisor Review
7.	Quarterly Review of Disclosure Controls

SECTION 1: DISCLOSURE COMMITTEE

Membership

Due to the small size of the current operations of the Corporation, the Disclosure Committee is a group made up of the current management of Planet 13 and consists of:

●	the Co-CEOs;
●	the CFO; and
●	where any member of the Board, the co-CEOs or CFO deem it prudent or necessary, the Disclosure Committee will consult with the Corporation’s General Counsel ("GC").

The composition of the Disclosure Committee may be changed from time to time as the Board or a relevant Board committee determines is necessary or desirable.

Management of the Corporation does not rely on a complex system of internal controls to verify the validity of information being disclosed. Management relies more on company level controls or controls performed by the Disclosure Committee particularly, “daily management interaction”. This recognizes that in a small organization, a limited number of strong management is better than reliance on a system of internal controls.

The Disclosure Committee and its individual members have unlimited access to outside securities counsel who can review disclosure material and reports to be filed.

Responsibilities

The Disclosure Committee may be called upon from time to time to assess the adequacy of the Corporation’s disclosures. In broader terms, the Disclosure Committee (or selected members thereof) is responsible for:

a)

reviewing in advance the Corporation’s quarterly earnings press release and related materials (such as analyst conference call scripts) to determine the adequacy and accuracy of the disclosures included therein,

b)

reviewing in advance each Annual Information Form, Annual Reports on Form 10-K, Quarterly Reports (consisting of the consolidated financial statements and Management Discussion and Analysis ("MD&A") including on Form 10-Q), current reports on Form 8-K, proxy statement and Management Information Circular, and each Annual Report to shareholders, to determine the adequacy and accuracy of the disclosures therein, and

c)	otherwise considering and determining, on a periodic basis, the materiality of information to, and the scope of disclosure obligations for the Corporation.

The Director, Corporate Communications, in collaboration with the CFO, is responsible for:

a)	monitoring the status of the Corporation's Disclosure Controls generally;
b)	serving as a "point person" for personnel to communicate issues or information that could impact the Corporation’s public disclosures;
c)	proposing updates to this Policy document from time to time as necessary or appropriate;

d)

maintaining, updating and implementing the Corporation’s policies on electronic communications. Generally, this includes ensuring that all investor relations information made available by the Corporation on the Websites, broadcast via e-mail or otherwise on the Internet complies with applicable securities laws and internal policies. This responsibility includes ensuring that the

Websites are properly reviewed and updated.

e)	keeping informed regarding all of the Corporation’s public disclosures; and

f)	documenting the Corporation’s disclosure processes generally (e.g., records of Disclosure Committee’s review of material, maintenance of reporting checklists as appropriate).

Process

In connection with the preparation and review of the Corporation’s presentations, Website content, press releases and related materials, the Disclosure Committee will review, discuss and comment on drafts of such materials (which may take the form of participation in general news release preparatory meetings either in person or by telephone, where non-Disclosure Committee members also participate). Given the relative proximity of management and the daily interaction, the Disclosure Committee may not necessarily have a formal meeting regarding the disclosure, but copies of the comments from the Disclosure Committee members will be maintained as evidence of the review.

The Disclosure Committee or selected members thereof shall also review the Corporation’s Annual Information Form and Annual and Quarterly Reports, current reports on Form 8-K, and proxy statements and Management Information Circular. Any member of the Disclosure Committee may call a meeting of its members at any time as such person determines is necessary or appropriate. Examples of circumstances that might warrant a formal Disclosure Committee meeting include, but are not limited to, the filing of new, material litigation against the Corporation or the occurrence of an unusual or significant event that could require the filing of a notice or report with the applicable securities commissions or stock exchanges by the Corporation.

SECTION 2: DISCLOSURE GUIDELINES

The CFO is responsible for the preparation and periodic updating of the Disclosure Guidelines. The Corporation’s current Disclosure Guidelines are outlined in Section 4 of the Policy.

Forms of Disclosure Guidelines

The Corporation will maintain General Disclosure Guidelines designed to:

a)

apprise a wide audience within the organization of the Corporation’s disclosure obligations (as relevant to the wide group of Corporation employees) and the types of matters and issues that should be identified and raised with Corporation personnel designated as "point persons" for the Corporation’s public disclosures, and

b)

provide those within the organization responsible for reviewing the Corporation’s AIF, Quarterly Reports, current reports on Form 8-K, Annual Report to Shareholders and reviewing our proxy statement and Management Information Circular, and information regarding the basic disclosure requirements for those documents.

Use of Disclosure Guidelines

The General Disclosure Guidelines should be disseminated (1) to the persons identified in Section 3(b) periodically, and at least once every year, to a wide group of employees to remind them of the Corporation’s disclosure obligations and those employees' role in meeting those obligations, and (2) to those responsible for reviewing each AIF, Quarterly Report, Annual Report, current reports on Form 8-K and Proxy Statement and Management Information Circular along with the time/responsibility schedule for that document.

General Obligation - Disclose "Material" Events, Matters and Issues

The following are guidelines regarding the types of events, matters and issues - whether they have already actually happened or are just a possibility - that may impact our public disclosures whether by requiring new disclosure or causing us to change prior disclosure. If you have any information about such an event, matter or issue, you must bring it to the attention of an appropriate person within Planet 13 as quickly as possible. Please review these Guidelines carefully, as they require that certain types of matters be reported immediately to the appropriate Planet 13 personnel.

Disclose Forward-Looking Information - "Material" Trends and Uncertainties

●

We must disclose "material" known demands, commitments, events, trends or uncertainties that could impact (favorably or unfavorably) the Corporation’s liquidity, capital resources, assets, revenues, costs or net income.

●

Part one of ensuring management is fully aware of these matters is to make sure all leasing, borrowing, credit extension and other transactions are properly reported and accounted for at the relevant Corporation/subsidiary level.

●	Part two is for employees to be aware of possible areas that could impact our condition or results and to report them to the appropriate persons.

Examples include:

-	A significant change in our business or operations,
-	Changes in general business or industry conditions
-	New litigation or claims involving the Corporation, and

-	Contamination issues, regulatory investigations or reviews, etc.

Items That Must be Disclosed Immediately Within Planet 13

The following types of matters should always be reported immediately in accordance with these Guidelines and the Corporation’s Code of Business Conduct and Ethics regardless of amount or apparent significance (except as otherwise noted), as they are the types of matters that could be of particular importance to Planet 13 or could require an immediate public filing:

●	the loss of a material license or permit,
●	any litigation, arbitration or similar judicial or administrative proceeding that involves the Corporation (other than ordinary course wage garnishments),
●	any claim or potential claim that the Corporation is violating any third party's intellectual property rights, or that any third party is violating the Corporation’s intellectual property rights,
●	Any occurrence, accidental or otherwise, that results in the death, dismemberment or disability, of an employee or third party,
●	any investigation, audit or review by a governmental entity (e.g., any licensing agency, health & safety organization, labor department, etc.),
●	any incident of fraud or accounting/record keeping irregularity,
●	any transaction between the Corporation and one of its directors, officers or other management employees other than in the normal course,
●	any breach of contract - either by the Corporation or the other party to a contract with the Corporation - that could result in a material loss or gain to the Corporation,
●	any impairment or potential write-off of an asset or assets that could result in a material loss to the Corporation,
●	entry into a material agreement not made in the ordinary course of business,
●	termination of a material agreement not made in the ordinary course of business,
●	imposition or creation of a direct or contingent financial obligation that could be material to the Corporation; and
●	events triggering a direct or contingent financial obligation that is material to the Corporation, including any default or acceleration of all obligations.

This is not intended to change our policies regarding who is authorized to make decisions regarding material agreements and financial obligations, but only to clarify that information regarding any such authorized or unauthorized arrangements must be made known to the proper persons.

Specific Items That Must be Disclosed for Purposes of Form 8-K

The following types of matters should always be reported immediately in accordance with these Guidelines as they are specific items that must be disclosed on current reports on Form 8-K with the SEC:

Event	Disclosure Item of Form 8-K	Time for Filing
Entry into a material definitive agreement (This also includes a material amendment of a material agreement.)	Item 1.01	Within four business days of entering into the material agreement or a material amendment of a material agreement.
Termination of a material definitive agreement	Item 1.02

Within four business days of terminating the material definitive agreement. This triggering event may be considered to be the date of receipt of advance written notice to terminate the agreement, depending on the terms of the agreement.

Bankruptcy or receivership	Item 1.03	Within four business days of the appointment of a receiver in a bankruptcy proceeding or entry of an order confirming a plan of reorganization or liquidation.
Mine safety - reporting of shutdowns and patterns of violations	Item 1.04

Within four business days of the receipt of an imminent danger order or written notice of either a pattern of violations of mine health or safety standards or potential for such pattern from the Mine Safety and Health Administration.

Completion of acquisition or disposition of assets	Item 2.01	Within four business days of closing the asset acquisition or disposition.
Results of operations and financial condition	Item 2.02

Within four business days of the public announcement or release of the company's financial results, or other material nonpublic information about the company's financial results or condition, for a completed fiscal year or quarter.

Creation of a direct financial obligation or an obligation under an off-balance sheet arrangement of a registrant	Item 2.03

Within four business days of incurring the direct financial obligation (either entering into the agreement or, if no agreement, closing the transaction) or becoming liable for the off-balance sheet arrangement (either creating the obligation or becoming aware of the obligation).

Triggering events that accelerate or increase a direct financial obligation or an obligation under an off-balance sheet arrangement	Item 2.04	Within four business days of the occurrence of the event (such as an event of default or event of acceleration).
Costs associated with exit or disposal activities	Item 2.05	Within four business days of: ● The company being committed to an exit or disposal plan. ● Disposing of long-lived assets. ● Terminating employees under a plan of termination.
Material impairments	Item 2.06	Within four business days of conclusion by the board of directors or officers authorized to make the decision that the company must take a material impairment charge to one or more of its assets.
Notice of delisting or failure to satisfy a continued listing rule or standard; Transfer of listing	Item 3.01

Within four business days of the date that the company:

●         Receives notice from its securities exchange of its delisting or that it has violated a listing rule or requirement.

●         Notifies the exchange that it is not in compliance with a listing rule or requirement.

●         Withdraws or terminates its listing.

Unregistered sales of equity securities	Item 3.02	Within four business days of entering into an enforceable agreement to sell the securities or, if no agreement, closing the sale.
Material modification to rights of security holders	Item 3.03	Within four business days of the date the rights are materially modified (whether by entering into an agreement or by issuance of another class of securities).
Changes to registrant's certifying accountant	Item 4.01	Within four business days of the date: ● The auditors are dismissed or resign. ● New auditors are retained.
Non-reliance on previously issued financial statements or a related audit report or completed interim review	Item 4.02

Within four business days of the date the company concludes its financial statements can no longer be relied on or the auditors notify the company that an audit report or interim review can no longer be relied on.

Changes in control of registrant	Item 5.01	Within four business days of the closing of the transaction.
Departure of directors or certain officers; Election of directors; Appointment of certain officers; Compensatory arrangements of certain officers	Item 5.02

Within four business days of the date of:

●         Retirement, resignation, removal or refusal to stand for re-election of a director. Outside of corporate governance policy situations, the triggering event is usually receipt of notice by the director to retire, resign or refuse to run for re- election, regardless of whether the notice is in writing or conditioned on acceptance.

●         Retirement, termination or resignation of an executive officer.

●         Hiring of a new executive officer (or announcement of hiring).

●         Election of a new director (other than by stockholder vote at a meeting).

●         Adoption or amendment of a material compensation plan for named executive officers.

●         Grant or material amendment of a material award to a named executive officer under any material compensation plan.

Amendments to articles of incorporation or by-laws; Change in fiscal year	Item 5.03	Within four business days of amendment or change.
Temporary suspension of trading under registrant's employee benefit plans	Item 5.04

Within four business days of the company's receipt of notice from the plan administrator regarding the trading blackout period or, if no notice is given, the date the company notifies its directors and officers of the trading blackout period.

Amendments to the registrant's code of ethics, or waiver of a provision of the code of ethics	Item 5.05

Within four business days of the date of the amendment or waiver, unless the company has:

●         Disclosed the required information on its website within the four- business day period.

●         Disclosed in its most recently filed annual report its website address and intention to provide disclosure in this manner.

● Change in shell company status	Item 5.06	Within four business days of the closing of the transaction that results in the company no longer being considered a shell company.
Submission of matters to a vote of security holders	Item 5.07

Within four business days of the date of the stockholders' meeting, other than disclosure of the company's decision as to frequency of say on pay voting. The time period begins to run on the day on which the meeting ended.

The Form 8-K disclosing results of the stockholders' meeting must be amended to disclose the company's decision as to frequency of say on pay voting within 150 days after the date of a meeting at which stockholders voted on the frequency of say on pay, but no later than 60 days before the stockholder proposal submission deadline for the next stockholders' meeting.
Shareholder director nominations	Item 5.08	Within four business days of the company determining the anticipated date of its annual meeting.
Events relating to asset-backed securities	Items 6.01-6.05	Within four business days of the occurrence of the specific event.
Regulation FD disclosure	Item 7.01	In accordance with Regulation FD requirements, either: ● On the same day that information was intentionally disclosed to others. ● Within 24 hours of unintentional disclosure of information.

Other events

(This includes any event that is not covered by any other item of Form 8-K, but that the company believes its stockholders would find important (such as issuing press releases about new products, services or contracts or announcing litigation).)

	Item 8.01	No filing deadline.
Financial statements and exhibits	Item 9.01

In accordance with requirements of other items under Form 8-K. For example, financial statements and pro forma financial information for acquisitions required to be disclosed under Item 2.01 must be filed within 71 calendar days after the initial Form 8-K must be filed. Other exhibits should be attached to the Form 8- K filing.

Exhibit 2(a) – Filing Responsibilities

Below is a list of those persons within Planet 13 responsible for either coordinating the preparation of, or reviewing, all or specified portions of the Corporation’s key periodic disclosures,

Document	Primary	Reviewers
Annual Information Form (if applicable) Annual Report on Form 10-K	CFO and Controller	Disclosure Committee, Audit Committee, Board
Quarterly F/S’s and MD&A, and related materials Quarterly Reports on Form 10-Q	Financial statements and auditor reports/info. – CFO, Controller. MD&A – CFO, co-CEOs, Director/ Manager Investor Relations	Disclosure Committee, Audit Committee
Annual Report to Shareholders	CFO, Controller – Financial Information Co-CEO (and/or President’s) Letter	Disclosure Committee, Controller Director/ Manager Investor Relations Audit Committee, Board
Current Reports on Form 8-K	[CFO and General Counsel]	Disclosure Committee
Proxy Statement and Management Information Circular	CFO	Disclosure Committee, Board, Controller
Project related Release and related material	Co-CEO, Director/ Manager Investor Relations	Disclosure Committee, Board,

As necessary, from time to time the Reviewers noted above may engage and supervise External Auditors, outside counsel or other advisors.

SECTION 3: FINANCIAL DISCLOSURE CONTROLS

The Corporation has numerous Daily, Weekly, Monthly and Annual processes that, when considered in the aggregate and in conjunction with internal controls, are effective Disclosure Controls. In addition, the Corporation has created Disclosure Committees which supplement these periodic processes.

(a)	Daily Procedures

Procedure	Disclosure Control Effect
Daily processing of payables transactions	Daily processing is a key internal control feature that supports the other Disclosure Controls.
Capital Expenditure Request must be approved by Senior Management.	Requires Senior Management approval of all Capital Expenditures >US$1,000 before purchase order issued. All Material capital expenditures are known by Senior Management on a timely basis.

(b)	Monthly Procedures

Procedure	Disclosure Control Effect
Monthly Financial Reporting

Month end reporting packages are prepared by the Controller operating subsidiary accountants. Financial statements are prepared and reviewed by local management and then forwarded for review by Controller and CFO.

Bank Reconciliations at all locations

Unusual or suspicious transactions are investigated. In the unlikely event of a non-standard material cash transaction that is not already known to Senior Management, the transaction would be brought to the attention of Senior Management on a timely basis through this process.

Standard Monthly Management Comments	A detailed monthly report is prepared by local management and reviewed by Senior Management. All Material events must be noted. Variance from plan is analyzed and reported.
Fixed Asset Reporting	Monthly details of Capital Expenditures made are reconciled to Capital Expenditure requests and reconciled to the General Ledger.
Control by Memorandum

Key management personnel in Canada and the United States and operating subsidiaries have been provided with a copy of memo on Responsibility for Planet 13’s Public Disclosures which includes a list of items that must be immediately disclosed to Senior management.

(c)	Quarterly and Annual Processes

Procedure	Disclosure Control Effect
Preparation of Quarterly and Annual External Reporting	Through the preparation and review of Quarterly and Annual External Reporting, all Senior Management has the opportunity to have input in the process.
Review of material by the Disclosure Committee	Periodically.
Board (and related committee) Presentations	All External Disclosure is presented to individual Board members for comment. Copies of comments received are maintained as evidence of the review.

(d)	Materiality

Materiality is a question of judgment. For purposes of assisting individual Corporation locations in determining if a financial event requires Disclosure Committee notification, an event is deemed to always be material if it exceeds the thresholds in the table below. If an event is below these thresholds, it may still be considered a Material event (e.g., fraud, theft, illegal acts, systemic errors, etc. have no materiality threshold). The 5% test below is a rule of thumb and should not be used in lieu of good judgment.

Transaction	Area Affected	Materiality Level
Asset or Liability	Balance Sheet	5% of total assets

Any unusual or unplanned financial event that exceeds these criteria (as measured by the financial statements, not consolidated) represents an event to be reported to the Disclosure Committee if it has not already been included in one of the other reporting processes. Items that affect more than one area are evaluated on the lowest materiality level. If two or more events offset each other, they must be evaluated individually. If an event is deemed immaterial for immediate reporting to the Disclosure Committee, it should still be reported to the CFO.

These Materiality thresholds are intended for determining whether or not a reportable event has occurred and should not be used for financial reporting purposes.

(e)	New Accounting Standards

As new accounting standards are released, the CFO and the Corporate Controller undertake the following steps:

●

The new standard is reviewed and evaluated to determine if it is applicable to the Corporation. If it is clearly not applicable, the process is documented and stops there. If there is any uncertainty in its applicability, the Corporation solicits the input of the external auditor;

●	If the new standard is applicable to the Corporation, it is then analyzed and summarized in a manner that effectively documents and evaluates the impact on the Corporation;
●	The next step is to determine the immediate action, if any, the Corporation would need to undertake in order to comply with the new standard; and

●	Annually, the documented standards are reviewed, and updated as required, to ensure (i) the standard is still applicable; and (ii) that the Corporation is still in compliance.

(f)	Expertise of Financial Management

The Financial Management of Planet 13 is organized into three levels as follows:

●	CFO;
●	Controllers; and
●	Local accounting firms at subsidiary level.

The financial expertise and experience of the financial management is enhanced by the following factors.

●	high degree of education of the CFO and Controllers (including at least one specific accounting designation);
●	frequent attendance at seminars and other financial skill enhancing venues;
●	accumulated years of experience; and
●	use of outside public accounting firm for subsidiary operations provides added assurance that the bookkeeping is reviewed by more than one individual and that standards adhered to are high.

(g)	Internal Control

Systems of Internal Control are a key element of Disclosure Controls. The Corporation has in place the appropriate controls in the main areas that affect Disclosure Controls including systems that ensure:

●	proper authorization of transactions;
●	safeguarding of assets; and
●	proper recording and reporting.

(h)	Related Party / Inter -Company Transactions

The Corporation engages in a significant number of related party / inter-company transactions. These transactions take the form of normal trade activity and financing activities. The Corporation has rigorous procedures in place to ensure the following:

●	Unrealized inter-company profits are appropriately eliminated in the consolidation process;
●

Trade receivable/payable balances between locations are fully reconciled and eliminated in the consolidation process; and related party / inter-company balances are fully reconciled each month and eliminated in the consolidation process.

SECTION 4: INTERNAL ACCOUNTING CONTROLS

Exhibit 4(a) - Internal Accounting Controls Policy

SUBJECT: INTERNAL ACCOUNTING CONTROLS

Application: All Subsidiaries.

POLICY

The Corporation maintains a system of internal controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, ensuring the following objectives are met:

1.	Transactions are executed in accordance with management's general or specific authorization.

2.	Transactions are recorded as necessary to:

(a)    Make and keep books, records, and accounts in reasonable detail to accurately and fairly reflect the transactions of Planet 13 and the disposition of its assets.

(b)    Permit preparation of financial statements in conformity with accounting principles generally accepted in Canada as well as any other criteria applicable to such statements such as local statutory regulations or other government regulations.

3.

Adequate segregation of duties is maintained (when possible); however, it is acknowledged that Planet 13 is a small company with few employees and that segregation of duties may not be possible in all circumstances. Management has devised systems of compensating controls including significant review of Corporation filings by a number of individuals within the organization. The principal duties to segregate are transaction authorization, custody of assets, and recording or reporting of transactions.

4.	Assets are safeguarded from loss by intentional acts and unintentional errors and the Corporation maintains adequate insurance for its activities.

5.	Financial accounts are reconciled to supporting documentation at reasonable intervals and appropriate action is taken with respect to any differences.

GENERAL

For purposes hereof, the concept of "reasonable assurance" is based on two factors:

●	The cost of control should not exceed the benefits likely to be derived; and
●	The evaluation of costs and benefits requires good faith estimates and judgments by the management.

Our system of financial reporting internal controls, at a minimum, provides for the following:

1.

A clear definition and communication of the delegation of authority and responsibility beginning with the Board and continuing successively to each level of management to manage risks and keep the business operating.

2.

Policies and procedures that help ensure management directives are carried out, including a system of authorization, record keeping, and reporting to provide reasonable control over assets, liabilities, revenues, and expenses.

3.	Monitoring the effectiveness of and compliance with the prescribed policies and procedures.

PROCEDURE

A copy of the Policy and procedure will be furnished to each senior member of operating management and to all accounting personnel.

The Corporate Controller is responsible for the development and, as determined to be necessary or appropriate, documentation of corporate policies and procedures necessary for compliance with the Policy, including necessary distribution and consultations to ensure employee knowledge and awareness.

At least annually, the Corporate Controller will review all head office and subsidiary policies and procedures pertaining to internal accounting controls and make any changes necessary to maintain at least the minimum system of controls prescribed above.

Any employee who has any questions regarding the Policy or its application should discuss the matter with the CFO.

MONITORING COMPLIANCE

It will be the responsibility of the CFO to ensure proper dissemination of and compliance with the Policy and procedure.

The Corporate Controller and other appropriate employees, as designated by the CFO of Planet 13, will be required to confirm compliance with the Policy at least annually. It will be the responsibility of the CFO of Planet 13 to obtain and review these statements at least annually and to report to the Corporate Governance and Nominating Committee of the Board the results of such reviews and compliance with the Policy and procedure.

SECTION 5: INTERNAL DISCLOSURE CERTIFICATIONS

In connection with the filing of each securities commissions report that includes financial statements, each subsidiary’s General Manager and their respective Accountant / Controllers and each of the co- CEOs, CFO and Controllers must certify in writing as to the adequacy and accuracy of the financial statements of the applicable company. The form of the certification is prepared on a quarterly basis by the Corporate Controller and may vary from period to period based on applicable accounting standards, particular issues impacting the applicable company or other matters as determined by the Corporate Controller.

SECTION 6: OUTSIDE ADVISOR REVIEW PROCESS

Each AIF, Annual or Quarterly Financial Statements and Management’s Discussion and Analysis, and Management Information Circular (and related proxy materials) will be reviewed before filing by (1) the Corporation’s outside auditors (and the CFO or his designee is responsible for obtaining that review) and (2) the Corporation's primary outside securities counsel (and the CFO or his designee is responsible for obtaining that review). In addition, the CFO will consider whether specified portions of the document should be reviewed by other outside counsel - such as disclosure regarding regulatory matters or litigation disclosure - based on the nature of the matters being handled by such other outside counsel.

In connection with each such filing, the representatives of the Corporation charged with obtaining outside advisor review of the document will specifically discuss with the advisors any significant matters affecting the Corporation's periodic reports.

Possible Topics to be Addressed

Topics that could be addressed with the outside auditors include, among others,

■	critical accounting policies,
■	off-balance sheet arrangements,

■	the effect of new accounting pronouncements and disclosure requirements,
■	quantitative and qualitative disclosures regarding market risk,
■	significant accounting estimates (particularly those requiring management to make assumptions or judgments),
■	income recognition and expense issues,

■	derivative transactions,
■	new disclosure requirements,
■	any unresolved matters raised in management letters received from the auditors,

■	any accounting policies of the Corporation that may differ from industry standards or which have been the subject of public or regulatory authority focus.

Topics that could be addressed with outside counsel include, among others,

■	new disclosure requirements,
■	areas of particular focus of the regulatory authorities,

■	the general marketplace environment,
■	regulatory matters,

■	recent developments in corporate governance, disclosure practices and the general legal environment.

SECTION 7: QUARTERLY REVIEW OF DISCLOSURE CONTROLS

Process

At least once per quarter, an evaluation of the effectiveness of the design and operation of the Corporation's "disclosure controls and procedures" will be conducted by the co-CEOs and CFO (with the assistance of other Corporation employees under their supervision, to the extent determined by either of them to be necessary or appropriate). If possible, the review will be conducted within a reasonable period of time prior to the filing of any AIF, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Annual or Quarterly Financial Statements and Management’s Discussion and Analysis’.

Scope

The evaluation should normally include the following (subject to modification in the discretion of the person or persons completing the evaluation based on the particular facts and circumstances then existing):

●

confirming that the agreed upon steps for preparing the most recently filed periodic report (or report to be filed) were completed in a timely manner consistent with the disclosure procedures that the Corporation has developed,

●	confirming that all of the participants in the disclosure preparation process performed their responsibilities in a thorough manner

●

confirming that nothing came to light after the last periodic report was filed that should have been discussed in the most recent periodic report, or should have been included as an exhibit to that report, and was not,

●	confirming that there has not been any employee fraud or accounting/record keeping irregularities,

●

as necessary or appropriate, consulting with outside advisors involved in the process, such as outside counsel and the Corporation’s independent auditors, as to whether they have any concerns or suggestions regarding the disclosure process or internal controls,

●	making similar inquiry of the internal persons responsible for coordinating the process (including, for example, as to whether they encountered any resistance from participants in the process), and

●	confirming that working papers supporting the tabular information and other financial data included in the reports were prepared and checked against the final report.

Documentation

Once the quarterly review has been complete, the CFO and co-CEOs will document the results of their review and sign the appropriate certifications for filing.

SCHEDULE "C"

Record Retention Policy

1.	Purpose

This Record Retention Policy outlines the record management policies and practices of Planet 13 Holdings Inc. ("Planet 13", or the "Corporation"). Its goal is to set forth a record management approach to:

(1)	ensure the Corporation retains adequate, complete and accurate records;

(2)	minimize business and legal risks from improper or inadequate record retention;

(3)	comply with all legal, tax and regulatory requirements;

(4)	protect the confidentiality, security and integrity of sensitive information contained in records;

(5)	provide an efficient means of retrieving documents;

(6)	reduce the cost of record storage;

(7)	ensure the proper destruction of unnecessary records;

(8)	ensure the preservation and accessibility of relevant records to potential or actual litigation or internal or external investigation.

2.	Application of this Policy

This Policy applies to every director, officer, employee, consultant, contractor and agent of Planet 13 (collectively, "Personnel"). All Personnel must comply with this Policy and retain and/or destroy documents in accordance with the Record Retention Schedule in Schedule "A".

The use of confidential or privileged information for any purpose other than the business purposes of Planet 13, or the failure to safeguard such information, is strictly prohibited.

Planet 13 and its Personnel must take reasonable steps to protect records from loss and authorized access and disclosure. Loss of any Planet 13 property or suspected security breaches must be immediately reported to the Chief Financial Officer of Planet 13 (the "CFO").

3.	Definition of Record

In this Policy, “record” means all records in the possession or under the control of Planet 13 including records in the possession or under the control of service providers or external parties that process, transmit or store information on behalf of Planet 13. It applies to all records, irrespective of whether such records are prepared by Planet 13 Personnel or a third party.

A “record” may include, without limitation, any correspondence, memorandum, agreement, presentation, email, Web page, instant message, text message, voice-mail, spreadsheet, plan, map, drawing, pictorial or graphic work, photograph, film, microform, sound recording, video tape, machine readable record, computer based learning module, corporate policy and any other documentary material, regardless of physical form, characteristics and location.

All records received or generated by Personnel in the course of their duties shall be the property of Planet 13.

Use of personal hardware and software (including third-party hosted applications) should not be used as the principal mode for creating, distributing or retaining electronic records. Employees should ensure that a copy of all Records are available on Corporation-provided media (hardware / software) when personal hardware or software are used for the Corporation’s business.

Safeguards must be established to protect solicitor-client privileged records. Privileged records include any communications involving the seeking or giving of legal advice which was made with the intention that it be kept confidential.

4.	Guidelines for Retention of Records

1)	Retain records only for as long as required for legal, regulatory and/or business purposes.

2)

Retention periods do not apply in the context of a legal or regulatory proceeding. Once notice of a proceeding (actual or constructive) is received by Planet 13 there is a duty to preserve records, irrespective of the retention period assigned to a particular record.

3)

When a business activity is outsourced, the employee or department responsible for the outsourcing is also responsible for communicating this Policy including the Record Retention Schedule. Specifically, Planet 13 must inform the service provider of the retention period assigned to each record or type of record for which the service provider is responsible. The same employee or department is then responsible for performing periodic audits to ensure that the service provider retains and/or destroys records in accordance with the Policy and Record Retention Schedule.

4)	Once a record is no longer required, it must be destroyed using means that are appropriate based upon the nature and confidentiality of the information contained in the record.

5.	Special Considerations for Electronic Records

1)	Records created in electronic form should be retained in electronic form where it increases the efficiency and effectiveness of business processes.

2)	Unless impractical to do so Employees should use e-mail accounts provided to them by the Corporation or its service providers for the purposes of electronic communication.

3)	Records created in electronic form must be retained in electronic form where an applicable law or regulation requires that the record be retained in electronic form.

4)	Records that were originally in another form and then converted to an electronic form may be retained in either the original form or electronic form subject to the following:

A.	The original form of record will not be destroyed unless there is reliable assurance that the integrity[4] and, where applicable, confidentiality of the record is preserved in the electronic form;

B.	The person proposing to destroy the original form of record has received authorization from the department that has responsibility for retaining the record;

C.	There is no applicable law or regulation that requires the record to be retained in its original form.

4 "integrity" means that the record remains complete and unaltered from the time it is in its final form apart from changes that arise in the normal course of communication, storage and display.

5)

E-mail messages that are business-related communications (and their attachments) between Personnel, or between Personnel and persons outside of Planet 13, are to be treated in the same manner as written correspondence in determining whether and for how long the e-mail message is to be retained (and following the above guidelines with respect to form of retention of electronic records originally in electronic form).

6)

Voice-mail messages that are business-related communications between Personnel, or between Personnel and people outside of Planet 13, are to be treated in the same manner as written communications in determining whether and for how long the voice-mail message is to be retained by the recipient.

7)

All employees must exercise care and diligence in creating electronic records (including e-mail and voice-mail messages) since the mere deletion of a record (or message) does not render its contents inaccessible in all circumstances.

8)	Planet 13 will retain records of metadata associated with those electronic records which are subject to retention under this Policy.

9)

Employees shall use their best efforts not to delete any business-related emails or correspondence. All employees agree and acknowledge that Planet 13 may, at its sole discretion, conduct such archiving and back-up of emails as it sees fit.

6.	Persons Accountable

6.1	Chief Financial Officer

The CFO will be responsible for the development, implementation and maintenance of this Policy. The CFO is also responsible for reviewing and approving the Retention Schedule pursuant to accounting practices, tax and other regulations. The CFO or his or her designee will determine and communicate what records will be included in a tax audit hold. The CFO or designee will also be responsible for overseeing destruction activities following completed tax audits and possible upcoming holds for tax audits.